Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-67004 on Form N-1A of our report dated September 18, 2026, relating to the financial statements and financial highlights of Fidelity Advisor Biotechnology Fund, Fidelity Advisor Industrials Fund, and Fidelity Advisor Semiconductors Fund, and relating to the consolidated financial statements and consolidated financial highlights of Fidelity Advisor Health Care Fund, appearing on Form N-CSR of Fidelity Advisor Series VII for the year ended July 31, 2026, and to the references to us under the headings “Financial Highlights” or “Consolidated Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 21, 2026